Exhibit 99.1

Accelerate Acquisition Corp. Announces the Separate Trading of its Class A Common Stock
and Warrants Commencing May 10, 2021

SHORT HILLS, N.J., May 10, 2021—Accelerate Acquisition Corp. (NYSE: AAQC.U) (the “Company”) announced that, commencing May 10, 2021, holders of the units sold in the Company’s initial public offering of 40,000,000 units, completed on March 22, 2021, may elect to separately trade the shares of Class A common stock and warrants included in the units. Any units not separated will continue to trade on the New York Stock Exchange (the “NYSE”) under the symbol “AAQC.U,” and the separated shares of Class A common stock and warrants are expected to trade on the NYSE under the symbols “AAQC” and “AAQC WS,” respectively. No fractional warrants will be issued upon separation of the units and only whole warrants will trade. Unitholders will need to have their brokers contact Continental Stock Transfer & Trust Company, the Company’s transfer agent, in order to separate the units into Class A ordinary shares and warrants.

The units were initially offered by the Company in an underwritten offering. UBS Investment Bank acted as sole book-running manager of the offering. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission (the “SEC”) on March 17, 2021.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the anticipated separation of the units into shares of Class A common stock and warrants. No assurance can be given that the units will be separated as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the Risk Factors section of the Company’s registration statement and final prospectus relating to the Company’s initial public offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Company Contact:

Michael Simoff

Chief Operating Officer, Chief Financial Officer and Treasurer

msimoff@xlr8ac.com

(973) 314-3060

Media Contact:

Jonathan Gasthalter/Nathaniel Garnick

Gasthalter & Co.

(212) 257-4170

accelerate@gasthalter.com